Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

XTO Energy Inc.

Fort Worth, Texas

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-105752 on Form S-4 of XTO Energy Inc. of our report dated March 21, 2003, included in the Annual Report on Form 10-K of XTO Energy Inc. for the year ended December 31, 2002 and to the reference to our firm under the heading “Experts” in such Registration Statement. The 2001 and 2000 financial statements and financial statement schedule of XTO Energy Inc. were audited by other auditors who have ceased operations. The auditors’ report dated March 28, 2002, on the 2001 financial statements and financial statement schedule, was unqualified and included an explanatory paragraph that described the Company’s change in method of accounting for its derivative instruments and hedging activities as discussed in Note 1 to the financial statements.

KPMG LLP

Dallas, Texas

June 9, 2003